Exhibit (a)(5)(iii)

Contact:

Brian Denyeau, Investor Relations

ICR for MicroStrategy Incorporated

(703) 848-8600

ir@microstrategy.com

Michael Bizovi, VP Corporate Communications

MicroStrategy Incorporated

(703)-744-3373

mbizovi@microstrategy.com

MicroStrategy Announces Preliminary Results of Modified Dutch Auction Tender Offer

TYSONS CORNER, Va., September 11, 2020 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”), the largest independent publicly-traded business intelligence company, today announced the preliminary results of its “modified Dutch Auction” tender offer, which expired at 5:00 P.M., New York City time, on September 10, 2020.

Based on the preliminary count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer (the “Depositary”), a total of 443,482 shares of MicroStrategy’s class A common stock, par value $0.001 per share (each share of MicroStrategy’s class A common stock, a “Share,” and collectively, “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $140.00 per Share, including 289,417 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, MicroStrategy expects to purchase a total of 443,482 Shares through the tender offer at a price of $140.00 per Share, for an aggregate cost of $ 62.1 million, excluding fees and expenses relating to the tender offer. The total of 443,482 Shares that MicroStrategy expects to purchase represents approximately 4.6% of the total number of outstanding shares of MicroStrategy’s capital stock as of September 10, 2020.

The number of Shares expected to be purchased by MicroStrategy and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two-trading day settlement period. The final number of Shares to be purchased by MicroStrategy and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted under the tender offer, and return of all other Shares tendered and not purchased, will occur promptly thereafter.

Morgan Stanley & Co. LLC acted as dealer manager for the tender offer. MicroStrategy stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson LLC, toll-free at 1 (866) 828-4304.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the largest independent publicly-traded business intelligence company, with the leading enterprise analytics platform. Our vision is to enable Intelligence Everywhere™. MicroStrategy provides modern analytics on an open, comprehensive enterprise platform used by many of the world’s most admired brands in the Fortune Global 500. Optimized for cloud and on-premises deployments, the platform features HyperIntelligence®, a breakthrough technology that overlays actionable enterprise data on popular business applications to help users make smarter, faster decisions.

MicroStrategy, Intelligence Everywhere, and HyperIntelligence are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

This press release may include statements that may constitute “forward-looking statements,” including statements regarding the closing of the tender offer, the amount and the pricing of the tender offer and other terms and conditions of the tender offer and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These forward-looking statements include but are not limited to statements related to MicroStrategy’s expectations regarding its proposed purchase of Shares in the tender offer, the amount of Shares to be purchased (including the amount of Shares tendered through notice of guaranteed delivery) and the purchase price per Share. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: uncertainties relating to receipt of guaranteed deliveries in the tender offer; MicroStrategy’s ability to complete the tender offer; the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 2020; impacts of the COVID-19 pandemic; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers shifting from a product license model to a cloud subscription model; competitive factors; changes in the values of the Company’s Bitcoin investments; general economic conditions; currency fluctuations; and other risks detailed in MicroStrategy’s registration statements and periodic reports filed with the SEC. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.